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                                                                      EXHIBIT 99



October 9, 1998



PNC Bank Corp.
One PNC Plaza
Fifth Avenue and Wood Street
Pittsburgh, Pennsylvania  15265

Hilliard-Lyons Corp.
Hilliard Lyons Center
Louisville, Kentucky  40202

Ladies and Gentlemen:

         Reference is made to the information set forth under the heading "PROPOSED MERGER - Certain U.S. Federal Income Tax Consequences" contained in the Proxy Statement/Prospectus, which is included in the Registration Statement on Form S-4 (the "Registration Statement"), filed by PNC Bank Corp. ("PNC") with the Securities and Exchange Commission (the "SEC"), at File No. 333-64595, and which is being furnished to shareholders of Hilliard-Lyons Corp. ("Hilliard Lyons") in connection with the solicitation of proxies by the Board of Directors of Hilliard Lyons for their use at Hilliard Lyons' special meeting of stockholders, at which stockholders of Hilliard Lyons will be asked to approve an Agreement and Plan of Merger, dated August 20, 1998. Subject to the representations, assumptions and other conditions described or referenced in this letter or under that heading, it is our opinion that the discussion of certain anticipated material federal income tax consequences contained under that heading is accurate in all material respects.

         Our opinion is based on the case law, Internal Revenue Code, Treasury Regulations and Internal Revenue Service rulings as they exist at the date hereof. These authorities are all subject to change, and any such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion following the effective date of the Registration Statement.

         We hereby consent to the filing with the SEC of this opinion as an exhibit to PNC's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 and to the reference to our firm under the heading "PROPOSED MERGER - Certain Federal Income Tax Consequences" in the prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ ARNOLD & PORTER

Arnold & Porter